Exhibit 99.1

Cision Appoints Digital Marketing Expert Susan Vobejda to Board of Directors

CHICAGO, Nov. 1, 2018 /PRNewswire/ -- Cision® (NYSE: CISN) today announced the appointment of Susan Vobejda to the Company's Board of Directors. Vobejda, named one of Forbes Most Influential CMOs in the World 2018, is a recognized expert at the forefront of digital marketing's transformation. She currently serves as the Chief Marketing Officer (CMO) at The Trade Desk, a global advertising technology company.

"Susan brings a passion for brand building, an impressive background in strategic marketing and advertising, and a strong track record in the digital transformation of major brands to the Cision Board," said Kevin Akeroyd, Cision CEO. "We are committed to bringing data, technology, and measurement to communications, showcasing the role of earned media as a true business results driver on par with paid and owned media. Susan's fluency in these areas across global B2B and B2C organizations will assist us in making our vision for a new era of communication a reality."

Prior to joining The Trade Desk in 2017, Vobejda served as the executive vice president and CMO at global fashion brand Tory Burch, where she led a customer-centric, omnichannel, and global digital transformation of all brand communications. Prior to Tory Burch, Vobejda held several executive roles at Bloomberg, including her work as the founding executive and GM of Bloomberg's media distribution division. Vobejda has also served in marketing leadership positions at other leading organizations including Yahoo!, Gap and Walmart.

"Cision is leading the digital transformation of the communications industry by tying earned media to business results," said Vobejda. "This emphasis on the value of data and demonstrating the measurable impact of programs is something that I'm deeply passionate about. I'm honored to join the Cision Board and look forward to the next phase of Cision's evolution."

Vobejda holds a B.A. in Economics from Carleton College and an MBA from Harvard Business School. She currently sits on the CMO Advisory Board of Ridge Ventures, an early-stage venture capital firm, and also serves on the Board of the non-profit Lulu and Leo Fund.

With Susan Vobejda's appointment, the Cision Board is now comprised of eight directors.

About Cision

Cision Ltd. (NYSE: CISN) is a leading global provider of earned media software and services to public relations and marketing communications professionals. Cision's software allows users to identify key influencers, craft and distribute strategic content, and measure meaningful impact. Cision has over 4,000 employees with offices in 19 countries throughout the Americas, EMEA, and APAC. For more information about its award-winning products and services, including the Cision Communications Cloud®, visit www.cision.com and follow Cision on Twitter @Cision.

Media Contacts:

U.S.

Laura Roman

Director of Corporate Communications, Cision

cisionpr@cision.com

Kate Walker

McGrath|Power for Cision

cision@mcgrathpower.com

Europe

Steph Macleod

Kaizo for Cision

cision@kaizo.co.uk